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                                   Exhibit 4.1

                       Form of Stock Restriction Agreement



                              APPTIVITY CORPORATION

                           STOCK RESTRICTION AGREEMENT



               THIS AGREEMENT is made as of this 2nd day of July, 1997, by and between Apptivity Corporation, a California corporation (the "Company"), and __________________ ("Holder").

                                    RECITALS

               WHEREAS, the parties entered into that certain Stock Purchase Agreement dated as of __________, 1996 (the "Stock Purchase Agreement") pursuant to which Holder purchased _______ shares of Common Stock of the Company (the "Purchased Shares") at an aggregate purchase price of $_______ (the "Aggregate Purchase Price");

               WHEREAS, pursuant to the Stock Purchase Agreement, the Purchased Shares were fully vested and not subject to repurchase by the Company;

               WHEREAS, Holder hereby agrees to the imposition of contractual restrictions with respect to the Purchased Shares and Holder and the Company hereby agree that this Agreement shall govern the rights of the Company to repurchase the Purchased Shares according to the vesting schedule defined herein; and

               WHEREAS, it is a condition to the merger between the Company and a wholly-owned subsidiary of Progress Software Corporation (the "Merger") that Holder enter into this Agreement;

               NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and the consideration to be received by Holder pursuant to the Merger, the parties hereby agree as follows:

             RESTRICTIONS ON PURCHASED SHARES AND STOCK CERTIFICATE

               STOCK RESTRICTIONS AND DELIVERY OF CERTIFICATE. Holder has previously purchased from the Company the Purchased Shares and Holder now hereby agrees to the imposition of certain contractual restrictions on the Purchased Shares. Holder shall deliver to the Company, subject to the terms hereof, at the time of the execution of this Agreement, the previously issued stock certificate representing the Purchased Shares and shall deliver to the Company concurrently therewith a duly-executed blank Assignment Separate from Certificate (in the form attached hereto as Exhibit I) with respect to the Purchased Shares.




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               LEGENDING OF CERTIFICATE AND DEPOSIT INTO ESCROW. Upon receipt by the Company of the items in Section A.1 above, the Company shall legend the stock certificate representing the Purchased Shares pursuant to the terms of Section A.3 below and shall hold such stock certificate in escrow in accordance with the provisions of this Agreement.

               RESTRICTIVE LEGENDS. The stock certificate for the Purchased Shares shall be endorsed with the following restrictive legend (in addition to any previously existing legends):

                       "The shares represented by this certificate are subject to certain repurchase rights granted to the Company and accordingly may not be sold, assigned, transferred, encumbered, or in any manner disposed of except in conformity with the terms of a written agreement between the Company and the registered holder of the shares (or the predecessor in interest to the shares). A copy of such agreement is maintained at the Company's principal corporate offices."

               SHAREHOLDER RIGHTS. Until such time as the Company exercises the Repurchase Right, Holder (or any successor in interest) shall have all the rights of a shareholder (including voting, dividend and liquidation rights) with respect to the Purchased Shares, including the Purchased Shares held in escrow hereunder, subject, however, to the transfer restrictions of Article B.

        TRANSFER RESTRICTIONS

               RESTRICTION ON TRANSFER. Except for any Permitted Transfer, Holder shall not transfer, assign, encumber or otherwise dispose of any of the Purchased Shares that are subject to the Repurchase Right (as hereinafter defined). In addition, Purchased Shares that are released from the Repurchase Right shall not be transferred, assigned, encumbered or otherwise disposed of in contravention of the first refusal right or the market stand-off provisions of the Stock Purchase Agreement.

               TRANSFEREE OBLIGATIONS. Each person (other than the Company) to whom the Purchased Shares are transferred by means of a Permitted Transfer must, as a condition precedent to the validity of such transfer, (i) agree in writing on a form prescribed by the Company that such person is bound by the provisions of this Agreement and the Stock Purchase Agreement and that the transferred shares are subject to the Repurchase Right to the same extent such shares would be so subject if retained by Holder, and (ii) execute and deliver to the Company a blank Assignment Separate from Certificate (in the form attached hereto as Exhibit I).

        REPURCHASE RIGHT

               GRANT. The Company is hereby granted the right (the "Repurchase Right"), exercisable at any time during the sixty (60) day period following the date Holder ceases for any reason, with or without cause, including (without limitation) death or disability, to remain in Service, to repurchase at the Purchase Price all or any portion of the Purchased Shares in which Holder is not, at the time of his cessation of Service, vested in accordance with the Vesting




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Schedule set forth in Paragraph C.3 or Paragraph C.5 herein (such shares to be hereinafter referred to as the "Unvested Shares").

               EXERCISE OF THE REPURCHASE RIGHT. The Repurchase Right shall be exercisable by written notice delivered to each Owner prior to the expiration of the sixty (60) day exercise period. The notice shall indicate the number of Unvested Shares to be repurchased and the date on which the repurchase is to be effected, such date to be not more than thirty (30) days after the date of such notice. The certificates representing the Unvested Shares to be repurchased shall be delivered to the Company prior to the close of business on the date specified for the repurchase. Concurrently with the receipt of such stock certificates, the Company shall pay to Owner, in cash or cash equivalents (including the cancellation of any purchase-money indebtedness), an amount equal to the Purchase Price previously paid for the Unvested Shares that are to be repurchased from Owner.

               TERMINATION OF THE REPURCHASE RIGHT. The Repurchase Right shall terminate with respect to any Unvested Shares for which it is not timely exercised under Paragraph C.2 herein. In addition, the Repurchase Right shall terminate and cease to be exercisable with respect to any and all Purchased Shares in which Holder vests in accordance with the following vesting schedule (the "Vesting Schedule"):

                       Holder shall acquire a vested interest in and the Company's Repurchase Right will accordingly lapse with respect to the Purchased Shares in successive equal monthly installments upon Holder's completion of each of the forty-eight (48) months of Service measured from and after __________, 1996 (the "Vesting Date").

All Purchased Shares as to which the Repurchase Right lapses shall, however, remain subject to any first refusal right and/or market stand-off provisions of the Stock Purchase Agreement.

               RECAPITALIZATION. Any new, substituted or additional securities or other property (including cash paid other than as a regular cash dividend), which is by reason of any Recapitalization distributed with respect to the Purchased Shares, shall be immediately subject to the Repurchase Right, but only to the extent the Purchased Shares are at the time covered by such right. Appropriate adjustments to reflect such distribution shall be made to the number and/or class of Purchased Shares subject to this Agreement and to the price per share to be paid upon the exercise of the Repurchase Right in order to reflect the effect of any such Recapitalization upon the Company's capital structure; provided, however, that the Aggregate Purchase Price shall remain the same.

               CORPORATE TRANSACTION.

                       Immediately prior to the consummation of any Corporate Transaction, the Repurchase Right shall automatically lapse in its entirety, except to the extent the Repurchase Right is to be assigned to the successor corporation (or parent thereof) in connection with the Corporate Transaction.

                       To the extent the Repurchase Right remains in effect following a Corporate Transaction, such right shall apply to the new capital stock or other property (including any cash




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payment) received in exchange for the Purchased Shares in consummation of the
Corporate Transaction, but only to the extent the Purchased Shares are at the time covered by such right. Appropriate adjustments shall be made to the price per share payable upon exercise of the Repurchase Right to reflect the effect of the Corporate Transaction upon the Company's capital structure; PROVIDED, however, that the Aggregate Purchase Price shall remain the same.

        ESCROW

               DEPOSIT. Upon receipt by the Company, the certificates for the Purchased Shares that are subject to the Repurchase Right shall be deposited in escrow with the Company to be held in accordance with the provisions of this Article D. Each deposited certificate shall be accompanied by a duly-executed Assignment Separate from Certificate in the form of Exhibit I. The deposited certificates, together with any other assets or securities from time to time deposited with the Company pursuant to the requirements of this Agreement, shall remain in escrow until such time or times as the certificates (or other assets and securities) are to be released or otherwise surrendered for cancellation in accordance with Paragraph D.3. Upon delivery of the certificates (or other assets and securities) to the Company, Holder shall be issued a receipt acknowledging the number of Purchased Shares (or other assets and securities) delivered in escrow.

               RECAPITALIZATION/REORGANIZATION. Any new, substituted or additional securities or other property which is by reason of any Recapitalization or Reorganization distributed with respect to the Purchased Shares shall be immediately delivered to the Company to be held in escrow under this Article D, but only to the extent the Purchased Shares are at the time subject to the escrow requirements hereunder. However, all regular cash dividends on the Purchased Shares (or other securities at the time held in escrow) shall be paid directly to Owner and shall not be held in escrow.

               RELEASE/SURRENDER. The Purchased Shares, together with any other assets or securities held in escrow hereunder, shall be subject to the following terms relating to their release from escrow or their surrender to the Company for repurchase and cancellation:

                       Should the Company elect to exercise the Repurchase Right with respect to any Unvested Shares, then the escrowed certificates for those Unvested Shares (together with any other assets or securities attributable thereto) shall be surrendered to the Company concurrently with the payment to Owner of an amount equal to the aggregate Purchase Price for such Unvested Shares, and Owner shall cease to have any further rights or claims with respect to such Unvested Shares (or other assets or securities attributable thereto).

                       Should the Company elect to exercise its first refusal right under the Stock Purchase Agreement with respect to any Purchased Shares held at the time in escrow hereunder, then the escrowed certificates for such shares (together with any other assets or securities attributable thereto) shall be surrendered to the Company concurrently with the payment of the purchase price (as determined under the terms of the Stock Purchase Agreement) for such shares to Owner, and Owner shall cease to have any further rights or claims with respect to such shares (or other assets or securities attributable thereto).



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                       As the Purchased Shares (or any other assets or
securities attributable thereto) vest in accordance with the Vesting Schedule, the certificates for those vested shares (as well as all other vested assets and securities) shall be released from escrow upon Owner's request, but not more frequently than once every six (6) months.

                       After Holder's cessation of Service, all Purchased Shares that vest (and any other vested assets and securities attributable thereto) shall be released upon the earlier of request or as soon as reasonably practicable thereafter and in any event within thirty (30) days of such cessation of Service.

                       All Purchased Shares (or other assets or securities) released from escrow shall nevertheless remain subject to (i) the Company's first refusal right under the Stock Purchase Agreement, to the extent such right has not otherwise lapsed, and (ii) the market stand-off provisions of the Stock Purchase Agreement, until such provisions terminate.

        SPECIAL TAX ELECTION

               The imposition of the Repurchase Right under this Agreement on the Purchased Shares may result in adverse tax consequences that may be avoided or mitigated by filing an election under Code Section 83(b). Such election must be filed within thirty (30) days after the date of this Agreement. A description of the tax consequences applicable to the imposition of the Repurchase Right on the Purchased Shares and the form for making the Code Section 83(b) election are set forth in Exhibit II and Exhibit III, respectively. HOLDER SHOULD CONSULT WITH ITS TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF EXECUTING THIS AGREEMENT AND THE ADVANTAGES AND DISADVANTAGES OF FILING THE CODE SECTION 83(b) ELECTION. HOLDER ACKNOWLEDGES THAT IT IS HOLDER'S SOLE RESPONSIBILITY, AND NOT THE COMPANY'S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF HOLDER REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON HIS BEHALF.

        GENERAL PROVISIONS

               NO EMPLOYMENT OR SERVICE CONTRACT. Nothing in this Agreement shall confer upon Holder any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Holder) or of Holder, which rights are hereby expressly reserved by each, to terminate Holder's Service at any time for any reason, with or without cause.

               NOTICES. Any notice required or permitted to be given under this Agreement shall be given in writing and shall be deemed effective upon personal delivery, upon delivery by confirmed facsimile or electronic transmission (with duplicate original sent by U.S. mail) or upon deposit in the U.S. mail, registered or certified, postage prepaid and properly addressed to the party to be notified at the address indicated below such party's signature line on this Agreement or at such other address as such party may designate by ten (10) days advance written notice (under the terms of this paragraph) to the other party to this Agreement.




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               NO WAIVER. The failure of the Company in any instance to exercise the Repurchase Right shall not constitute a waiver of any other repurchase rights and/or rights of first refusal that may subsequently arise under the provisions of this Agreement, the Stock Purchase Agreement or any other agreement between the Company and Holder or Holder's spouse. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

               CANCELLATION OF SHARES. If the Company shall make available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Purchased Shares to be repurchased in accordance with the provisions of this Agreement, then from and after such time, the person from whom such shares are to be repurchased shall no longer have any rights as a holder of such shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such shares shall be deemed purchased in accordance with the applicable provisions hereof, and the Company shall be deemed the owner and holder of such shares, whether or not the certificates therefor have been delivered as required by this Agreement.

        MISCELLANEOUS PROVISIONS

               FURTHER ACTIONS. The parties hereby agree to take whatever additional actions and execute whatever additional documents they may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either of them or on the Purchased Shares pursuant to the provisions of this Agreement.

               AMENDMENTS AND WAIVERS. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous understandings, whether written or oral. This Agreement may only be amended with the written consent of Holder and the President or Chief Executive Officer of the Company, or the successors or assigns of the foregoing, and no oral waiver or amendment shall be effective under any circumstances whatsoever.

               GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without resort to that State's conflict-of-laws rules.

               COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

               SUCCESSORS AND ASSIGNS. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon Holder, Holder's permitted assigns and legal representatives, heirs and legatees of Holder's estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof.

               TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.



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               SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.







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               IN WITNESS WHEREOF, the parties have executed this Agreement on the date first indicated above.


                                    APPTIVITY CORPORATION


                                    By:
                                        ----------------------------------------
                                        Purna Pareek, President

                         Address:   39899 Balentine Drive, #380
                                    Newark, California 94560



                                    HOLDER: 1



                                    --------------------------------------------
                                    [Insert Name]

                         Address:
                                    --------------------------------------------








---------------------
1        I have received, completed, executed and retained the Section 83(b)
     election that was attached hereto as Exhibit III. I understand that I, and not the Company, will be responsible for completing the form and filing the election with the appropriate office of the federal and state tax authorities and that if such filing is not completed within thirty (30) days after the date of this Agreement, I will forfeit the significant tax benefits of Section 83(b). I understand further that such filing should be made by registered or certified mail, return receipt requested, and that I must retain two (2) copies of the completed form for filing with my state and federal tax returns for the current tax year and an additional copy for my records.

                           INSTRUCTIONS TO EXHIBIT I:



Please do not fill in any blanks other than the signature line. Please sign exactly as you would like your name to appear on the issued stock certificate. The purpose of this assignment is to enable the Company to exercise the Repurchase Right without requiring additional signatures on the part of Holder.



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                                    EXHIBIT I

                      ASSIGNMENT SEPARATE FROM CERTIFICATE


               FOR VALUE RECEIVED, _____________________ hereby sells, assigns and transfers unto Apptivity Corporation, its successors and assigns (the "Company") _________________________________ (______________) shares of the
Common Stock of the Company standing in his name on the books of the Company represented by Certificate Number(s) _____________ herewith and does hereby irrevocably constitute and appoint _____________________ his attorney-in-fact to transfer such stock on the books of the Company with full power of substitution in the premises.

Dated: _______________


                                             ___________________________________
                                             Signature


               This Assignment Separate from Certificate was executed in conjunction with the terms of the Stock Restriction Agreement by and between the above assignor and Apptivity Corporation dated June __, 1997.



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                                   EXHIBIT II

         FEDERAL INCOME TAX CONSEQUENCES AND SECTION 83(b) TAX ELECTION


               I. FEDERAL INCOME TAX CONSEQUENCES AND SECTION 83(b) ELECTION. Under Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"), the excess of the Fair Market Value of the Purchased Shares, on the date any forfeiture restrictions applicable to such shares lapse, over the Purchase Price paid for such shares will be reportable as ordinary income on the lapse date. For this purpose, the term "forfeiture restrictions" includes the right of the Company to repurchase the Purchased Shares pursuant to the Repurchase Right. However, Holder may elect under Code Section 83(b) to be taxed at the time the Purchased Shares become subject to forfeiture restrictions, rather than when and as such Purchased Shares cease to be subject to such forfeiture restrictions. Such election must be filed with the Internal Revenue Service within thirty (30) days after the date of this Agreement. Even if the Fair Market Value of the Purchased Shares on the date of this Agreement equals the Purchase Price paid (and thus no tax is payable), the election must be made to avoid adverse tax consequences in the future. The form for making this election is attached as
Exhibit III. FAILURE TO MAKE THIS FILING WITHIN THE APPLICABLE THIRTY (30) DAY PERIOD WILL RESULT IN THE RECOGNITION OF ORDINARY INCOME BY HOLDER AS THE FORFEITURE RESTRICTIONS LAPSE.



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                                   EXHIBIT III

                             SECTION 83(b) ELECTION


               This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas. Reg. Section 1.83-2.

The taxpayer who performed the services is:

        Name:
                             ---------------------------------------------------
        Address:
                             ---------------------------------------------------
        Taxpayer Ident. No.:
                             ---------------------------------------------------

The property with respect to which the election is being made is ________ shares of the common stock of Apptivity Corporation.

The property was issued on ________________, 199__.

The taxable year in which the election is being made is the calendar year 199__.

The property is subject to a repurchase right pursuant to which the issuer has the right to acquire the property at the original purchase price if for any reason taxpayer's employment with the issuer is terminated. The issuer's repurchase right lapses in a series of monthly installments over a four year period ending on ____________.

The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $_____ per share.

The amount paid for such property is $_____ per share.

A copy of this statement was furnished to Apptivity Corporation for whom taxpayer rendered the services underlying the transfer of property.

This statement is executed on ________________, 199__.



----------------------------------      ----------------------------------------
Spouse (if any)                         Taxpayer


This election must be filed with the Internal Revenue Service Center with which taxpayer files his or her Federal income tax returns and must be made within thirty (30) days after the execution date of the Stock Purchase Agreement. This filing should be made by registered or certified mail, return receipt requested. Purchaser must retain two (2) copies of the completed form for filing with his or her Federal and state tax returns for the current tax year and an additional copy for his or her records.


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                                    APPENDIX


        The following definitions shall be in effect under the Agreement:

AGGREGATE PURCHASE PRICE shall have the meaning assigned to such term in the Recitals.

AGREEMENT shall mean this Stock Restriction Agreement.

CODE shall mean the Internal Revenue Code of 1986, as amended.

COMMON STOCK shall mean the Company's common stock.

COMPANY shall mean Apptivity Corporation, a California corporation, and its successors and assigns.

CORPORATE TRANSACTION shall mean either of the following shareholder-approved transactions:

        a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company.

FAIR MARKET VALUE of a share of Common Stock on any relevant date, prior to the initial public offering of the Common Stock, shall be determined by the Board of Directors after taking into account such factors as it shall deem appropriate.

OWNER shall mean Holder and all subsequent holders of the Purchased Shares who derive their chain of ownership through a Permitted Transfer from Holder.

PARENT shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

PERMITTED TRANSFER shall mean (i) a gratuitous transfer of the Purchased Shares, provided and only if Holder obtains the Company's prior written consent to such transfer, (ii) a transfer of title to the Purchased Shares effected pursuant to Holder's will or the laws of intestate succession following Holder's death or (iii) a transfer to the Company in pledge as security for any purchase-money indebtedness incurred by Holder in connection with the acquisition of the Purchased Shares.

PURCHASED SHARES shall have the meaning assigned to such term in the Recitals.


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PURCHASEPRICE shall mean the purchase price per share as calculated by dividing the Aggregate Purchase Price by the total number of Purchased Shares.

RECAPITALIZATION shall mean any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Company's outstanding Common Stock as a class without the Company's receipt of consideration.

REORGANIZATION shall mean any of the following transactions:

        a merger or consolidation in which the Company is not the surviving entity,

        a sale, transfer or other disposition of all or substantially all of the Company's assets,

        a reverse merger in which the Company is the surviving entity but in which the Company's outstanding voting securities are transferred in whole or in part to a person or persons different from the persons holding those securities immediately prior to the merger, or any transaction effected primarily to change the state in which the Company is incorporated or to create a holding company structure.

REPURCHASE RIGHT shall mean the right granted to the Company in accordance with Article C.

SERVICE shall mean the provision of services to the Company (or any Parent or Subsidiary) or its successors or assigns, by a person in his or her capacity as an employee, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance, as a non-employee member of the Board of Directors or as a consultant.

STOCK PURCHASE AGREEMENT shall mean that certain Stock Purchase Agreement by and between the Company and Holder dated as of _______________, 1996.

SUBSIDIARY shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

VESTING SCHEDULE shall mean the vesting schedule specified in Paragraph C.3.

UNVESTED SHARES shall have the meaning assigned to such term in Paragraph C.1.